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                                                                      EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             Year Ended
                                                               ----------------------------------
                                                                Dec. 28,     Dec. 29,    Dec. 31,
                                                                  1997         1996       1995
                                                               ---------    ---------   ---------
BASIC
  Average shares outstanding ...............................      88,475       96,021      99,451
                                                               =========    =========   =========


  Income before cumulative effect
    of change in accounting principle ......................   $ 413,015    $ 267,873   $ 167,382

  Cumulative effect of change in
    accounting principle for contributions .................                              (7,320)
                                                               ---------    ---------   ---------
                           NET INCOME ......................   $ 413,015    $ 267,873   $ 160,062
                                                               =========    =========   =========

  Earnings per share
    Income before cumulative effect of
      change in accounting principle .......................   $    4.67    $    2.79   $    1.68

  Cumulative effect of change in
    accounting principle for contributions .................                                (0.07)
                                                               ---------    ---------   ---------
                           BASIC EARNINGS PER SHARE ........   $    4.67    $    2.79   $    1.61
                                                               =========    =========   =========


DILUTED
  Average shares outstanding ...............................      88,475       96,021      99,451

  Effect of dilutive securities:
    based upon Treasury Stock method using
    the average market price
      Convertible preferred stock...........................      10,932
      Stock options ........................................       1,907        1,399         745
                                                               ---------    ---------   ---------
                           TOTAL ...........................     101,314       97,420     100,196
                                                               =========    =========   =========


  Income before cumulative effect of
    change in accounting principle .........................   $ 413,015    $ 267,873   $ 167,382

  Cumulative effect of change in
    accounting principle for contributions .................                               (7,320)
                                                               ---------    ---------   ---------
                           NET INCOME ......................   $ 413,015    $ 267,873   $ 160,062
                                                               =========    =========   =========

  Earnings per share
  Income before cumulative effect of change in
    accounting principle ...................................   $    4.08    $    2.75   $    1.67

  Cumulative effect of change in
    accounting principle for contributions .................                                (0.07)
                                                               ---------    ---------   ---------
                           DILUTED EARNINGS PER SHARE ......   $    4.08    $    2.75   $    1.60
                                                               =========    =========   =========
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